Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS
FOCUS ON STRONG DEPOSIT GROWTH AND PROGRESS ON PREVIOUSLY ANNOUNCED GREEN ACQUISITION

Dallas, TX — October 22, 2018 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the quarter ended September 30, 2018. The Company reported a record level of organic deposit growth of $165.8 million, or 6.7% from June 30, 2018, resulting in ending deposits of $2.7 billion at September 30, 2018 compared to the quarter ended June 30, 2018. Net income available to common stockholders of $8.9 million, or $0.36 diluted earnings per share (“EPS”), compared to $10.2 million, or $0.42 diluted EPS, for the quarter ended June 30, 2018 and $5.1 million, or $0.25 diluted EPS, for the quarter ended September 30, 2017. Core net income available to common stockholders1 totaled $8.3 million, or $0.34 core diluted EPS1, compared to $9.9 million, or $0.40 core diluted EPS, for the quarter ended June 30, 2018 and $5.6 million, or $0.28 diluted EPS, for the quarter ended September 30, 2017.
C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am excited about the progress we’ve made with the strategic merger with Green Bank in creating a premier Texas community banking franchise. While our employees work diligently on a seamless and successful merger, organic growth continues to be our main focus as evidenced by our nine month annualized growth rate for total loans and deposits of 12.6% and 26.7%, respectively. Our focus on deposits has begun to show real results.”
2018 Third Quarter Summary

•	Announced merger with Green Bancshares, Inc. (“Green”) on July 24, 2018 and filed regulatory applications and registration statement with the U.S. Securities and Exchange Commission.

•	Net income available to common stockholders of $8.9 million, or $0.36 diluted EPS, including $2.7 million of acquisition expense representing $0.09 diluted EPS.

•	Total deposits increased $165.8 million, or 6.7%, to $2.7 billion compared to the quarter ended June 30, 2018. The record level of deposits growth represented 26.7% annualized growth.

•	Noninterest-bearing deposits increased $50.4 million, or 8.3%, to $661.8 million compared to the quarter ended June 30, 2018.

•
Total loans increased $25.6 million, or 1.1%, to $2.4 billion compared to the quarter ended June 30, 2018, and average loans increased $98.8 million, or 4.2%, to $2.4 billion compared to the quarter ended June 30, 2018.

•	New loan commitments of $477.5 million represents the largest recorded quarterly activity life to date for the Company. Year to date new commitments exceed $1.2 billion.

•	Nonaccrual loans and accruing loans greater than 90 days past due increased by $17.6 million and $3.7 million, respectively, due to three acquired loans.

•	Tangible book value per share increased $0.79 to $14.02 at September 30, 2018 from $13.23 at September 30, 2017.

•	Received American Bankers’ “Best Banks to Work For” for the fifth consecutive year.

1As part of how we measure our results, we use certain non-GAAP financial measures to evaluate performance. These non-GAAP financial measures are reconciled in the section labeled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Result of Operations for the Three Months Ended September 30, 2018
Net Interest Income
For the three months ended September 30, 2018, net interest income before provision for loan losses was $29.2 million and net interest margin was 4.00% compared to $27.6 million and 4.07%, respectively, for the three months ended June 30, 2018. The $1.6 million increase in net interest income was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories resulting from continued organic loan growth. Net interest margin decreased 7 basis points from the three months ended June 30, 2018 primarily due to an increase in the average rate paid on interest-bearing liabilities during the three months ended September 30, 2018. Average interest-bearing deposits grew to $1.93 billion for the three months ended September 30, 2018 from $1.86 billion for the three months ended June 30, 2018 which was primarily due to increases in average outstanding correspondent money market and brokered deposit account balances which have interest rates above the average rate paid on our remaining interest-bearing deposits. As a result, the average interest-bearing deposit cost of funds increased to 1.59% for the three months ended September 30, 2018 from 1.39% for the three months ended June 30, 2018.
Net interest income before provision for loan losses increased $10.1 million from $19.1 million to $29.2 million and net interest margin increased 22 basis points from 3.78% to 4.00% for the three months ended September 30, 2018 as compared to the same period in 2017. The increase in net interest income before provision for loan losses was primarily driven by higher loan balances and yields resulting from loans acquired from the acquisitions of Sovereign Bancshares, Inc. (“Sovereign”) and Liberty Bancshares, Inc. (“Liberty”) and continued organic loan growth during the three months ended September 30, 2018 compared to the three months ended September 30, 2017. For the three months ended September 30, 2018, average loan balance increased by $789.0 million compared to the three months ended September 30, 2017, which resulted in a $14.4 million increase in interest income. This was partially offset by an increase in the average rate paid on interest-bearing liabilities discussed above which resulted in a $5.0 million increase in interest on deposit accounts. Net interest margin increased 22 basis points from the three months ended September 30, 2017 primarily due to increased loan balances and yields as discussed above and a change in mix of earning assets. Average loan balances represented 84.1% of average interest-earnings assets for the three months ended September 30, 2018 compared to 81.9% for the three months ended September 30, 2017.
Noninterest Income
Noninterest income for the three months ended September 30, 2018 was $2.5 million, a decrease of $82 thousand or 3.2% compared to the three months ended June 30, 2018. The decrease was primarily due to a $148 thousand decrease in the gain on sale of Small Business Administration loans for the three months ended September 30, 2018.
Compared to the three months ended September 30, 2017, noninterest income for the three months ended September 30, 2018 grew $533 thousand or 27.0%. The increase was primarily due to $414 thousand of rental income resulting from the purchase of our headquarter building on December 6, 2017 and a $140 thousand increase in service charges and fees on deposit accounts resulting from the additional income on acquired Sovereign and Liberty deposit accounts earned during the three months ended September 30, 2018.
Noninterest Expense
Noninterest expense was $18.2 million for the three months ended September 30, 2018, compared to $16.2 million for the three months ended June 30, 2018, an increase of $2.0 million or 12.8%. The increase was primarily driven by a $2.7 million increase in legal and professional fees paid in connection with the upcoming merger with Green. The increase was partially offset by a $379 thousand decrease in data processing and software expense as the Company converted Liberty’s operating systems into the Company’s information technology systems during the three months ended June 30, 2018 with no corresponding conversion expense for the three months ended September 30, 2018.
Compared to the three months ended September 30, 2017, noninterest expense for the three months ended September 30, 2018 increased $5.7 million, or 45.7%. The increase was primarily driven by a $2.7 million increase in legal and professional fees paid in connection with the upcoming merger with Green discussed above. The increase was also attributable to an increase of $1.5 million in salaries and employee benefits expense primarily related to the additional full-time equivalent employees retained in the Sovereign and Liberty acquisitions. Additionally, occupancy and equipment expense increased $1.3 million primarily due to increased lease payments, depreciation expense and property taxes incurred as a result of the Sovereign and Liberty acquisitions. Amortization of intangibles also increased $574 thousand primarily due to a $366 thousand increase in amortization of intangible in-place lease assets associated with the purchase of our headquarter building in December 2017.

Income Taxes
Income tax expense for the three months ended September 30, 2018 totaled $1.4 million, a decrease of $902 thousand, or 38.4%, compared to the three months ended June 30, 2018. The Company’s effective tax rate was approximately 13.9% and 18.7% for the three months ended September 30, 2018 and June 30, 2018, respectively. The decrease in the effective tax rate across periods was primarily due to a net discrete tax benefit of $688 thousand resulting from the Company’s revised estimate of deferred taxes based on the preparation of our 2017 U.S. federal income tax return. The primary deferred taxes estimate change related to depreciation as the Company completed a cost segregation study in 2018 resulting in shorter tax depreciable lives than originally estimated. Excluding the net impact of discrete tax items, the Company’s effective tax rate was approximately 20.7% and 19.7% for the three months ended September 30, 2018 and June 30, 2018, respectively.
Compared to the three months ended September 30, 2017, income tax expense decreased $1.2 million, or 45.4%, to $1.4 million for the three months ended September 30, 2018. The Company’s effective tax rate was approximately 13.9% and 33.8% for the three months ended September 30, 2018 and 2017, respectively. The decrease in the effective tax rate for the period relative to the comparative period was primarily due to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017 which lowered our federal statutory tax rate, effective on January 1, 2018. The Company’s provision for the three months ended September 30, 2018 was also impacted by discrete tax benefits of $688 thousand from revising its deferred taxes estimate as discussed above.
Financial Condition
Total loans were $2.4 billion at September 30, 2018, an increase of $25.6 million, or 1.1%, compared to June 30, 2018. The net increase was the result of the continued execution and success of our loan growth strategy.
Total deposits were $2.7 billion at September 30, 2018, an increase of $165.8 million, or 6.7%, compared to June 30, 2018. The increase was primarily the result of increases of $87.4 million and $50.4 million in financial institution money market accounts and non-interest bearing demand deposits, respectively.
Asset Quality
Our allowance for loan losses as a percentage of loans was 0.73%, 0.61% and 0.55% of total loans at September 30, 2018, June 30, 2018 and September 30, 2017, respectively. The allowance for loan losses as a percentage of total loans for each of the three quarters ended was determined by the qualitative factors around the nature, volume and mix of the loan portfolio. The increase in the allowance for loan loss as a percentage of loans from June 30, 2018 and September 30, 2017 was attributable to continued execution and success of our organic growth strategy offset by payoffs of acquired loans and an increase in specific reserves on certain non-performing loans. We recorded a provision for loan losses of $3.1 million for the quarter ended September 30, 2018 compared to a provision of $1.5 million and $752 thousand for the quarter ended June 30, 2018 and September 30, 2017, respectively. The increase in provision for loan losses is primarily due to an increase in our loans as well an increase on the recorded provision on purchased credit impaired loans of $1.0 million and $1.3 million compared to the quarter ended June 30, 2018 and September 30, 2017, respectively.
Nonperforming assets totaled $26.1 million, or 0.80%, of total assets at September 30, 2018 compared to $4.9 million, or 0.16%, of total assets at June 30, 2018 and $2.6 million, or 0.11%, of total assets at September 30, 2017. The increase of $21.2 million and $23.5 million in nonperforming assets compared to June 30, 2018 and September 30, 2017, respectively, was primarily due to $17.2 million of purchased credit impaired loans placed on non-accrual status resulting from information obtained during the three months ended September 30, 2018 which precluded the Company from reasonably estimating the timing and amount of future cash flows. Excluding these purchased credit impaired loans compared to June 30, 2018, the increase of $4.0 million in nonperforming assets was a result of an increase in nonperforming loans of $4.0 million which is primarily made up of a $3.8 million loan that is 90 days past due and still accruing that we consider well-secured and in the process of collection. Excluding these purchased credit impaired loans compared to September 30, 2017, the increase of $6.3 million in nonperforming assets was a result of an increase in nonperforming loans of $7.0 million which is primarily comprised of the $3.8 million accruing loan discussed above partially offset by a decrease in other real estate owned of $738 thousand.
Non-GAAP Financial Measures
The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports core net interest income, core noninterest income, core noninterest expense, core net income from operations, core income tax expense, core net income, core net income available to common stockholders, core diluted earnings per share, core efficiency ratio, core net interest margin, core return on average assets, tangible common equity, tangible assets, tangible book value per common share and the ratio of tangible common equity to tangible assets. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will host an investor conference call to review the results on Tuesday, October 23, 2018 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/m6/p/zgngdw7i and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.veritexbank.com. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference #2178309. This replay, as well as the webcast, will be available until October 30, 2018.
About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com
Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements relating to the impact Veritex expects its proposed acquisition of Green to have on the combined entity’s operations, financial condition, and financial results, and Veritex’s expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and overall operational efficiencies Veritex expects to realize as a result of the proposed acquisition. The forward-looking statements also include statements about Veritex’s future financial performance, business and growth strategy, projected plans and objectives, as well as other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, the failure to close for any other reason, changes in Veritex’s share price before closing, that the businesses of Veritex and Green will not be integrated successfully, that the cost savings and any synergies from the proposed acquisition may not be fully realized or may take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom Veritex or Green have business relationships, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of Veritex common stock to be issued in the transaction, the reaction to the transaction of the companies’ customers, employees and counterparties and other factors, many of which are beyond the control of Veritex and Green. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Veritex’s Annual Report on Form 10-K for the year ended December 31, 2017, the Annual Report on Form 10-K filed by Green for the year ended December 31, 2017 and any updates to those risk factors set forth in Veritex’s and Green’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex or Green anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Neither Veritex nor Green undertakes any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.
Important Additional Information will be Filed with the SEC
This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by Veritex of Green. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.
In connection with the proposed transaction, Veritex has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (File No. 333-227161) containing a joint proxy statement of Veritex and Green and a prospectus of Veritex (the “Joint Proxy/Prospectus”), and each of Veritex and Green may file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy/Prospectus has been mailed to shareholders of Veritex and Green. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BY VERITEX AND GREEN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors can obtain free copies of the Registration Statement and the Joint Proxy/Prospectus and other documents filed with the SEC by Veritex and Green through the website maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225, or by directing a request to Green Bancorp, Inc., 4000 Greenbriar Street, Houston, Texas 77098.
Participants in the Solicitation
Veritex, Green and their respective directors and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Green or Veritex in respect of the proposed transaction. Information regarding Veritex’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 3, 2018, and information regarding Green’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 13, 2018. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except percentages)

	At and For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Selected Financial Data:
Net income	$8,935	$10,193	$10,388	$3,257	$5,182
Net income available to common stockholders	8,935	10,193	10,388	3,257	5,140
Total assets	3,275,846	3,133,627	3,063,319	2,945,583	2,494,861
Total loans(1)	2,444,515	2,418,908	2,316,089	2,259,831	1,907,509
Provision for loan losses	3,057	1,504	678	2,529	752
Allowance for loan losses	17,909	14,842	13,401	12,808	10,492
Noninterest-bearing deposits(2)	661,754	611,315	597,236	612,830	495,627
Total deposits(2)	2,656,254	2,490,418	2,493,794	2,278,630	1,985,658
Total stockholders’ equity	517,212	508,441	497,433	488,929	445,929
Summary Performance Ratios:
Return on average assets(3)	1.10%	1.34%	1.41%	0.48%	0.94%
Return on average equity(3)	6.88	8.11	8.55	2.78	5.44
Net interest margin(4)	4.00	4.07	4.46	4.24	3.78
Efficiency ratio(5)	57.58	53.51	54.28	53.60	59.33
Noninterest expense to average assets(3)	2.24	2.12	2.35	2.22	2.26
Summary Credit Quality Data:
Nonaccrual loans	$21,822	$4,252	$3,438	$465	$1,856
Accruing loans 90 or more days past due(6)	4,302	613	374	18	54
Other real estate owned	—	—	10	449	738
Nonperforming assets to total assets	0.80%	0.16%	0.12%	0.03%	0.11%
Nonperforming loans to total loans	1.07	0.20	0.16	0.02	0.10
Allowance for loan losses to total loans	0.73	0.61	0.58	0.57	0.55
Net charge-offs to average loans outstanding	—	—	—	0.01	—
Capital Ratios:
Total stockholders’ equity to total assets	15.79%	16.23%	16.24%	16.60%	17.87%
Tangible common equity to tangible assets	10.95	11.15	11.01	11.12	12.76
Tier 1 capital to average assets	11.47	12.08	11.84	12.92	15.26
Tier 1 capital to risk-weighted assets	12.43	12.60	12.53	12.48	14.17
Common equity tier 1 (to risk weighted assets)	12.02	12.17	12.09	12.03	13.65
Total capital to risk-weighted assets	13.22	13.31	13.22	13.16	14.87
___________________________

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $1.4 million at September 30, 2018, $453 thousand at June 30, 2018, $893 thousand at March 31, 2018, $841 thousand at December 31, 2017 and $2.2 million at September 30, 2017. Deferred fees were $16 thousand at September 30, 2018, $22 thousand at June 30, 2018, $24 thousand at March 31, 2018, $28 thousand at December 31, 2017, and $28 thousand at September 30, 2017. Total loans includes $26.3 million of loans within branch assets held for sale as of December 31, 2017.

(2)	Total noninterest-bearing deposits and total deposits at December 31, 2017 include branch liabilities held for sale of $39.4 million and $64.3 million, respectively.

(3)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(4)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(5)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(6)
Accruing loans 90 or more days past due excludes $2.0 million, and $3.3 million of purchased credit impaired (“PCI”) loans as of June 30, 2018, and March 31, 2018. There were no PCI loans 90 or more days past due accruing as of September 30, 2018, December 31, 2017 and September 30, 2017.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands)

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
ASSETS
Cash and due from banks	$31,204	$30,130	$26,861	$38,243	$21,879
Interest bearing deposits in other banks	230,586	116,610	168,333	110,801	129,497
Total cash and cash equivalents	261,790	146,740	195,194	149,044	151,376
Investment securities	256,237	252,187	243,164	228,117	204,788
Loans held for sale	1,425	453	893	841	2,179
Loans, net	2,426,590	2,404,044	2,302,664	2,220,682	1,896,989
Accrued interest receivable	8,291	8,137	7,127	7,676	6,387
Bank-owned life insurance	21,915	21,767	21,620	21,476	20,517
Bank premises, furniture and equipment, net	77,346	76,348	76,045	75,251	40,129
Non-marketable equity securities	27,417	27,086	20,806	13,732	10,283
Investment in unconsolidated subsidiary	352	352	352	352	352
Other real estate owned	—	—	10	449	738
Intangible assets, net	16,603	17,482	18,372	20,441	10,531
Goodwill	161,447	161,447	161,685	159,452	135,832
Other assets	16,433	15,831	13,634	14,518	14,760
Branch assets held for sale	—	1,753	1,753	33,552	—
Total assets	$3,275,846	$3,133,627	$3,063,319	$2,945,583	$2,494,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$661,754	$611,315	$597,236	$612,830	$495,627
Interest-bearing	1,994,500	1,879,103	1,896,558	1,665,800	1,490,031
Total deposits	2,656,254	2,490,418	2,493,794	2,278,630	1,985,658
Accounts payable and accrued expenses	6,875	4,130	3,862	5,098	4,017
Accrued interest payable and other liabilities	5,759	5,856	3,412	5,446	4,368
Advances from Federal Home Loan Bank	73,055	108,092	48,128	71,164	38,200
Junior subordinated debentures	11,702	11,702	11,702	11,702	11,702
Subordinated notes	4,989	4,988	4,988	4,987	4,987
Other borrowings	—	—	—	15,000	—
Branch liabilities held for sale	—	—	—	64,627	—
Total liabilities	2,758,634	2,625,186	2,565,886	2,456,654	2,048,932
Commitments and contingencies
Stockholders’ equity:
Common stock	242	242	241	241	227
Additional paid-in capital	448,117	447,234	445,964	445,517	404,900
Retained earnings	74,143	65,208	55,015	44,627	41,143
Unallocated Employee Stock Ownership Plan shares	(106)	(106)	(106)	(106)	(209)
Accumulated other comprehensive loss	(5,114)	(4,067)	(3,611)	(1,280)	(62)
Treasury stock	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	517,212	508,441	497,433	488,929	445,929
Total liabilities and stockholders’ equity	$3,275,846	$3,133,627	$3,063,319	$2,945,583	$2,494,861

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Nine Months Ended
	September 30, 2018	September 30, 2017
Interest income:
Interest and fees on loans	$99,432	$45,613
Interest on investment securities	4,697	2,251
Interest on deposits in other banks	2,316	1,787
Interest on other	15	4
Total interest income	106,460	49,655
Interest expense:
Interest on deposit accounts	18,507	6,201
Interest on borrowings	2,051	696
Total interest expense	20,558	6,897
Net interest income	85,902	42,758
Provision for loan losses	5,239	2,585
Net interest income after provision for loan losses	80,663	40,173
Noninterest income:
Service charges and fees on deposit accounts	2,588	1,733
(Loss) gain on sales of investment securities	(22)	205
Gain (loss) on sales of loans and other assets owned	1,267	2,259
Bank-owned life insurance	575	561
Rental income	1,343	—
Other	2,132	520
Total noninterest income	7,883	5,278
Noninterest expense:
Salaries and employee benefits	23,225	13,471
Occupancy and equipment	8,267	3,622
Professional fees	7,803	3,959
Data processing and software expense	2,601	1,451
FDIC assessment fees	827	1,061
Marketing	1,213	905
Amortization of intangibles	2,632	413
Telephone and communications	1,076	438
Other	4,077	2,434
Total noninterest expense	51,721	27,754
Net income from operations	36,825	17,697
Income tax expense	7,309	5,802
Net income	$29,516	$11,895
Preferred stock dividends	$—	$42
Net income available to common stockholders	$29,516	$11,853
Basic earnings per share	$1.22	$0.70
Diluted earnings per share	$1.20	$0.69
Weighted average basic shares outstanding	24,151	16,813
Weighted average diluted shares outstanding	24,587	17,232

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Interest income:
Interest and fees on loans	$35,074	$32,291	$32,067	$28,182	$20,706
Interest on investment securities	1,722	1,647	1,328	1,211	941
Interest on deposits in other banks	1,016	613	687	500	629
Interest on other	6	4	5	4	3
Total interest income	37,818	34,555	34,087	29,897	22,279
Interest expense:
Interest on deposit accounts	7,762	6,452	4,293	3,677	2,812
Interest on borrowings	880	479	692	470	338
Total interest expense	8,642	6,931	4,985	4,147	3,150
Net interest income	29,176	27,624	29,102	25,750	19,129
Provision for loan losses	3,057	1,504	678	2,529	752
Net interest income after provision for loan losses	26,119	26,120	28,424	23,221	18,377
Noninterest income:
Service charges and fees on deposit accounts	809	846	933	769	669
(Loss) gain on sales of investment securities	(34)	4	8	17	205
Gain (loss) on sales of loans and other assets owned	270	416	581	882	705
Bank-owned life insurance	194	192	189	192	188
Rental income	414	452	478	139	—
Other	857	682	592	299	210
Total noninterest income	2,510	2,592	2,781	2,298	1,977
Noninterest expense:
Salaries and employee benefits	7,394	7,902	7,930	7,357	5,921
Occupancy and equipment	2,890	2,143	3,234	1,996	1,596
Professional fees	4,297	1,703	1,802	1,713	1,973
Data processing and software expense	697	1,076	828	766	719
FDIC assessment fees	288	236	302	116	410
Marketing	306	446	461	388	436
Amortization of intangibles	798	856	978	551	223
Telephone and communications	236	414	426	282	230
Other	1,340	1,393	1,345	1,866	1,014
Total noninterest expense	18,246	16,169	17,306	15,035	12,522
Net income from operations	10,383	12,543	13,899	10,484	7,832
Income tax expense	1,448	2,350	3,511	7,227	2,650
Net income	$8,935	$10,193	$10,388	$3,257	$5,182
Preferred stock dividends	—	—	—	—	42
Net income available to common stockholders	$8,935	$10,193	$10,388	$3,257	$5,140
Basic earnings per share	$0.37	$0.42	$0.43	$0.14	$0.26
Diluted earnings per share	$0.36	$0.42	$0.42	$0.14	$0.25
Weighted average basic shares outstanding	24,176	24,148	24,120	23,124	19,976
Weighted average diluted shares outstanding	24,613	24,546	24,539	23,524	20,392

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)

The following are the non-GAAP measures used in this release:

•	core net interest income adjusts net interest income as determined in accordance with GAAP to exclude income recognized on acquired loans

•	core noninterest income adjusts noninterest income as determined in accordance with GAAP to exclude gain on sale of disposed branch assets

•	core noninterest expense adjusts noninterest expense as determined in accordance with GAAP to exclude corporate development costs

•	core net income from operations is calculated as the sum of core net interest income and core noninterest income less provision from loan losses and core noninterest expense

•
core income tax expense adjusts income tax expense as determined in accordance with GAAP to exclude the tax impact of the adjustments to core net interest income and core noninterest expense, the re-measurement of our deferred tax asset as a result of the Tax Act and the tax impact of other corporate development discrete items

•
core net income adjusts net income as determined in accordance with GAAP to exclude the impact of income recognized on acquired loans, corporate development costs and the tax impact of the adjustments to core net interest income and core noninterest expense, exclude the re-measurement of our deferred tax asset as a result of the Tax Cut and Jobs Act and exclude the tax impact of other corporate development discrete items

•	core net income available to common stockholders adjusts core net income to exclude preferred stock dividends

•	core diluted EPS divides (i) core net income by (ii) weighted average diluted shares of common stock outstanding for the applicable period

•	core efficiency ratio is determined by dividing core noninterest expense by the sum of core net interest income and noninterest income

•	core net interest margin is determined by dividing core net interest income by average interest-earning assets

•	core return on average assets is determined by dividing core net income by average assets

•	tangible common equity is defined as total stockholders’ equity less goodwill and other intangible assets

•	tangible assets is defined as total assets less goodwill and other intangible assets

•	tangible common equity to tangible assets is a ratio that is determined by dividing tangible common equity by tangible assets

•	tangible book value per common share is determined by dividing tangible common equity by common shares outstanding

Management believes that the non-GAAP financial measures above that are used in managing its business may provide meaningful information to investors about underlying trends in its business and management uses these non-GAAP measures to measure the Company’s performance and believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)
The following tables reconcile, at the dates set forth below, the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP.

	For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018		December 31, 2017	September 30, 2017
Net interest income (as reported)	$29,176	$27,624	$29,102		$25,750	$19,129
Adjustment:
Income recognized on acquired loans(1)	2,591	1,664	4,009		2,955	637
Core net interest income	26,585	25,960	25,093		22,795	18,492
Provision for loan losses (as reported)	3,057	1,504	678		2,529	752
Noninterest income (as reported)	2,510	2,592	2,781		2,298	1,977
Adjustment:
Gain on sale of disposed branch assets	—	—	388		—	—
Core noninterest income	2,510	2,592	2,393		2,298	1,977
Noninterest expense (as reported)	18,246	16,169	17,306		15,035	12,522
Adjustment:
Lease exit costs, net(2)	—	—	(1,071)		—	—
Branch closure expenses	—	—	(172)		—	—
One-time issuance of shares to all employees	—	(421)	—		—	—
Corporate development and other related expenses	(2,692)	(1,043)	(335)		(1,018)	(1,391)
Core noninterest expense	15,554	14,705	15,728		14,017	11,131
Core net income from operations	10,484	12,343	11,080		8,547	8,586
Income tax expense (as reported)	1,448	2,350	3,511		7,227	2,650
Adjustments:
Tax impact of adjustments	20	(40)	(579)		(678)	264
Tax Act re-measurement	688	127	(820)		(3,051)	—
Other corporate development discrete tax items	—	—	—		(398)	—
Core income tax expense	$2,156	$2,437	$2,112		$3,100	$2,914
Net income (as reported)	$8,935	$10,193	$10,388		$3,257	$5,182
Core net income	$8,328	$9,906	$8,968		$5,447	$5,672
Preferred stock dividends (as reported)	$—	$—	$—	—	$—	$42
Core net income available to common stockholders	$8,328	$9,906	$8,968		$5,447	$5,630
Weighted average diluted shares outstanding	24,613	24,546	24,539		23,524	20,392
Diluted earnings per share (as reported)	0.36	0.42	0.42		0.14	0.25
Core diluted earnings per share	0.34	0.40	0.37		0.23	0.28

Efficiency Ratio
Efficiency ratio (as reported)	57.58%	53.51%	54.28%		53.60%	59.33%
Core efficiency ratio	53.46%	51.50%	57.22%		55.86%	54.38%
Net Interest Margin
Net interest margin (as reported)	4.00%	4.07%	4.46%		4.24%	3.78%
Core net interest margin	3.69%	3.83%	3.84%		3.75%	3.66%
Return on average assets
Return on average assets (as reported)	1.10%	1.34%	1.41%		0.48%	0.94%
Core return on average assets	1.03%	1.30%	1.22%		0.80%	1.02%

(1)	Income recognized on acquired loans is calculated as the sum of accretion on purchased performing loans and cash collections in excess of expected cash flows on PCI loans.

(2)
Lease exit costs, net for the three months ended March 31, 2018 includes a $1.5 million consent fee and $240 thousand in professional services paid in January 2018 to separately assign and sublease two of our branch leases that the Company ceased using in 2017 offset by the reversal of the corresponding assigned lease cease-use liability totaling $669 thousand.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)

	For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Tangible Common Equity
Total stockholders’ equity	$517,212	$508,441	$497,433	$488,929	$445,929
Adjustments:
Goodwill	(161,447)	(161,447)	(161,685)	(159,452)	(135,832)
Intangible assets(1)	(16,603)	(17,482)	(18,372)	(22,165)	(10,531)
Total tangible common equity	$339,162	$329,512	$317,376	$307,312	$299,566
Tangible Assets
Total assets	$3,275,846	$3,133,627	$3,063,319	$2,945,583	$2,494,861
Adjustments:
Goodwill	(161,447)	(161,447)	(161,685)	(159,452)	(135,832)
Intangible assets(1)	(16,603)	(17,482)	(18,372)	(22,165)	(10,531)
Total tangible assets	$3,097,796	$2,954,698	$2,883,262	$2,763,966	$2,348,498
Tangible Common Equity to Tangible Assets	10.95%	11.15%	11.01%	11.12%	12.76%
Common shares outstanding	24,192	24,181	24,149	24,110	22,644

Book value per common share(2)	$21.38	$21.03	$20.60	$20.28	$19.69
Tangible book value per common share	$14.02	$13.63	$13.14	$12.75	$13.23

(1)	Intangible assets as of December 31, 2017 include branch intangible assets held for sale of $1.7 million.

(2)
We calculate book value per common share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands except percentages)

	For the Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$2,432,095	$35,074	5.72%	$2,333,283	$32,291	5.55%	$1,643,077	$20,706	5.00%
Securities available for sale	254,242	1,722	2.69	248,670	1,647	2.66	191,265	941	1.95
Interest-bearing deposits in other banks	203,750	1,016	1.98	136,803	613	1.80	171,461	629	1.46
Investment in unconsolidated subsidiary	352	6	6.76	327	4	4.91	265	3	4.49
Total interest-earning assets	2,890,439	37,818	5.19	2,719,083	34,555	5.10	2,006,068	22,279	4.41
Allowance for loan losses	(16,160)			(13,600)			(9,910)
Noninterest-earning assets	358,935			353,973			202,352
Total assets	$3,233,214			$3,059,456			$2,198,510
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,933,832	$7,762	1.59%	$1,864,940	$6,452	1.39%	$1,294,187	$2,812	0.86%
Advances from FHLB	120,114	630	2.08	59,762	234	1.57	53,222	160	1.19
Other borrowings	16,690	250	5.94	16,690	245	5.89	13,793	178	5.12
Total interest-bearing liabilities	2,070,636	8,642	1.66	1,941,392	6,931	1.43	1,361,202	3,150	0.92
Noninterest-bearing liabilities:
Noninterest-bearing deposits	635,952			605,760			452,426
Other liabilities	11,750			7,976			6,898
Total noninterest-bearing liabilities	647,702			613,736			459,324
Stockholders’ equity	514,876			504,328			377,984
Total liabilities and stockholders’ equity	$3,233,214			$3,059,456			$2,198,510
Net interest rate spread(2)			3.53%			3.67%			3.49%
Net interest income		$29,176			$27,624			$19,129
Net interest margin(3)			4.00%			4.07%			3.78%

(1)	Includes average outstanding balances of loans held for sale of $1,091, $1,349 and $1,553 for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.